Exhibit 4.1

CONFORMED TO AMENDMENT NO. 2 TO SECURED CONVERTIBLE PROMISSORY NOTES AND NOTE PURCHASE AGREEMENT DATED AS OF MARCH 31, 2023

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS EVIDENCED BY THIS NOTE, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE HOLDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF AUGUST 4, 2020, (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND BETWEEN BANK OF AMERICA, N.A., AS FIRST LIEN AGENT, AND CSI GP I LLC, AS SECOND LIEN AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS PROMISSORY NOTE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

PROTERRA OPERATING COMPANY INC

AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE

Note No.: __
    Made as of August 4, 2020

Subject to the terms and conditions of this Note, for value received, Proterra Operating Company, Inc, a Delaware corporation (formerly known as Proterra Inc., the “Company”), with chief executive offices at 1815 Rollins Road, Burlingame, California, 94010, hereby promises to pay to ____________ or registered assigns (“Holder”), the principal sum of ___________ ($________), or such amount as shall then equal the outstanding principal amount hereunder, together with any interest paid-in-kind added to the principal amount and simple interest accrued since the last Interest Payment Date (as defined below) on the unpaid principal amount at the Applicable Rate (as defined below) and any unpaid interest accrued in accordance with Section 2.5. Interest shall begin to accrue on the date of this Note on a daily basis and shall be payable on each Interest Payment Date partially in cash pursuant to Sections 2.3 and partially by increasing the Principal Balance of this Note pursuant to Section 2.4 or on demand in accordance with Section 2.5, then continue to accrue on the outstanding Principal Balance until the entire Balance is paid (or converted, as provided in Section 6), and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note has been issued pursuant to that certain Note Purchase Agreement, dated as of August 4, 2020 (as amended, amended and restated, supplemented or otherwise modified, the “Purchase Agreement”), by and among the Company, the original holder of this Note and certain other investors and is subject to the provisions of the Purchase Agreement. The Company’s obligations under this Note are secured by a security interest in certain property granted by the Company for the benefit of the Holder and other Secured Parties, pursuant to the terms of the Security Documents, including that certain Security Agreement dated as of August 4, 2020 by and among the Company, the other Obligors party thereto from time to time and the Collateral Agent.
The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. The following definitions shall apply for purposes of this Note.
“Actual Conversion Amount” means all (or if permitted by the terms of this Note or the Purchase Agreement, that lesser portion) of the Balance actually converted into Conversion Stock pursuant to Section 6, on an Actual Conversion Date, including, if accrued interest and expenses convert pursuant to the terms of this Note, interest and expenses accrued through such Actual Conversion Date and actually converted into Conversion Stock.
“Actual Conversion Date” means a date on which all (or if permitted by this Note, a lesser portion) of the Balance of this Note is converted pursuant to Section 6.
“Applicable Rate” means a rate equal to the sum of the Cash Interest Rate and the PIK Interest Rate.
“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.
“Common Stock” means the Parent’s Common Stock, par value $0.0001 per share.
“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.
“Conversion Price” means:
(a)If the Conversion Stock is being issued upon conversion of this Note under Sections 6.1 or 6.2, an amount equal to (i) $4.00, until the aggregate Balance of the Note converted utilizing this clause (i) equals the amount of Balance attributable to one-third of the initial principal amount of the Note (including all PIK interest paid or accrued thereon and all cash interest accrued thereon but not paid), (ii) thereafter, $5.00 until the aggregate Balance of the Note converted utilizing this clause (ii) equals the amount of Balance attributable to one-third of the initial principal amount of the Note (including all PIK interest paid or accrued thereon and all cash interest accrued thereon but not paid) and (iii), thereafter, $6.00 (with the dollar amounts specified in clauses (i), (ii) and (iii) being equitably adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations or other similar events); and
(b)if the Conversion Stock is being issued upon conversion of this Note at the election of the Holder under Section 6.3 at or following a Qualified Financing, an amount equal to 75% of the lowest per share cash purchase price of the Common Stock or preferred stock sold by the Parent in any Qualified Financing; provided that such amount shall in no event be less than $1.016 (with such amount to be equitably adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations or other similar events).
The Conversion Price is subject to adjustment as provided herein.
“Conversion Notice” means an Optional Conversion Notice or Qualified Financing Conversion Notice.
“Conversion Stock” means
(a)if the stock is being issued upon conversion of this Note pursuant to Section 6.1 or Section 6.2, shares of the Parent’s Common Stock; and
(b)if the stock is being issued upon conversion of this Note pursuant to Section 6.3, shares of the most senior series of the Parent’s securities sold in the applicable Qualified Financing.
The number and character of shares of Conversion Stock are subject to adjustment as provided in this Note and the term “Conversion Stock” shall include the stock and other securities and property that are, on the Actual Conversion Date, receivable or issuable upon such conversion of this Note in accordance with its terms.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Parent is a constituent party or (ii) a subsidiary of the Parent is a constituent party and the Parent issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Parent or a subsidiary thereof in which the shares of capital stock of the Parent outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Parent or any subsidiary or subsidiaries of the Parent, of all or substantially all the assets of the Parent and its subsidiaries taken as a whole (or, if substantially all of the assets of the Parent and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Parent), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company.
“Interest Payment Date” means the final day of each fiscal quarter of the Company’s fiscal year, until the entire Balance under this Note is paid (or converted, as provided in Section 6), or the Note is otherwise terminated.
“Liquidation Event” means (a) the commencement of a voluntary or involuntary liquidation, dissolution or winding up of the Parent or the Company (provided that in the event of a voluntary liquidation, dissolution or winding up of the Parent or the Company, the Required Holders (as defined in the Purchase Agreement) have consented to the occurrence of such event), or (b) the consummation of a Deemed Liquidation Event.
“Lost Note Documentation” means documentation reasonably satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and a customary indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.
“Mandatory Conversion Trigger Event” means on or after March 31, 2024, any occurrence of the volume weighted average price of the Parent’s publicly-traded Common Stock on the New York Stock Exchange, Nasdaq or other national or international stock exchange that is reasonably acceptable to the Required Holders, exceeding on each trading day for a period of at least 20 consecutive trading days (x) $15.00 (with respect to any trading day before March 31, 2025, and (y) $12.00 (with respect to any trading on or after March 15, 2025), in each case as equitably adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations or other similar events.
“Maturity Date” means the earlier of (a) August 4, [2025]1 [2028]2, or (b) the time at which the Balance of this Note is due and payable upon an Event of Default; provided, however that if a specific Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (b).
“Note” means this Amended and Restated Secured Convertible Promissory Note.
“Notes” means a series of secured convertible promissory notes issued under the Purchase Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.
“Parent” means Proterra Inc., a Delaware corporation and shall include any corporation or other entity which succeeds to the Parent, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.
“Principal Balance” means, at the applicable time, all the then outstanding principal of this Note including, for the avoidance of doubt, after giving effect to any increase thereto in accordance with Section 2.4.
“Qualified Financing” means, as of any date of determination, a bona fide equity financing, if any, on or after March 31, 2023, in which the Parent or the Company sells equity or equity-linked securities in a capital-raising transaction. For the avoidance of doubt, a Qualified Financing may include a public offering of the Parent’s equity securities.
1 For Generation note.
2 For Cowen notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.
“Share Cap” means, as of any time prior to the receipt of Nasdaq Stockholder Approval, 45,257,360 shares of Common Stock, and following the receipt of Nasdaq Stockholder Approval and prior to the Authorized Share Amendment, 177,782,000 shares of Common Stock, which amounts shall in each case be subject to the same adjustments as the Conversion Price as provided in Section 8.
2.PAYMENT AT MATURITY DATE; INTEREST.
2.1Payment at Maturity Date. If the Maturity Date occurs before the payment or conversion of the entire Balance of this Note, then the Company shall pay the Balance of the Note at the Maturity Date. Payment on this Note (if any) shall be made, at the election of the Company, at the chief executive offices of the Company or by mail to the address of Holder of this Note (or by wire transfer of immediately available funds to such account as maybe specified by the Holder to the Company) in lawful money of the United States.
2.2Payment upon a Liquidation Event or Deemed Liquidation Event. If at any time prior to the Maturity Date, a Liquidation Event occurs before the payment or conversion of the entire Balance of this Note, then the Company shall pay to the Holder at the Liquidation Event (and before making any payments with respect to any shares of capital stock) the greater of (i) 150% of the Principal Balance of the Note, or (ii) the amount of consideration that the Holder would have received had the Note converted pursuant to Section 6 at the Conversion Price that is most advantageous to the holder (whether or not the applicable conversion right is then exercisable; provided that with respect to any conversion pursuant to Section 6.3, a Qualified Financing will have occurred on or after March [__], 2023 and before the effective date of the Liquidation Event) and such conversion occurred in full immediately prior to such Liquidation Event. The Company shall give the Holder written notice of an anticipated payment pursuant to this Section 2.2 at least ten business days prior to the anticipated Liquidation Event, which notice shall include a reasonably detailed summary of the Liquidation Event and all consideration to be provided to the Parent’s stockholders in connection therewith.
2.3Payment of Cash Interest. The Company shall pay cash interest at a rate of 5.0% per annum (the “Cash Interest Rate”) on the Principal Balance outstanding. Such cash interest shall be due and payable at each Interest Payment Date by wire transfer of immediately available funds to such account as may be specified by the Holder to the Company.
2.4Payment of PIK Interest. Subject to section 2.5 below, the Company shall pay PIK interest on the Principal Balance outstanding at a rate of (i) with respect to the period ending (but excluding) March 17, 2023, 4.5% per annum, and (ii) with respect to the period commencing on March 17, 2023, 7.0% per annum (the “PIK Interest Rate”). Such PIK interest shall be payable by increasing the Principal Balance of this Note (with such increased amount accruing interest as well) on each Interest Payment Date. On each Interest Payment Date, the Company shall make a record on its books of the additional increase to the Principal Balance of this Note due to the payment of paid-in-kind interest.
2.5Default Interest. Notwithstanding anything to the contrary herein, automatically during an Insolvency Proceeding with respect to the Company, or during any other Event of Default if the Required Holders in their discretion so elect, the PIK Interest Rate shall increase to 9.0% per annum.
3.NO PREPAYMENT. The Company may not pay any unpaid Balance of this Note before it becomes due unless such prepayment is approved by the Required Holders.
4.NOTES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Parent or the Company’s capital stock and all other securities of the Parent or the Company that are convertible into or exercisable for the Parent’s or the Company’s capital stock directly or indirectly, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all then-outstanding Notes on the basis of their original principal amount (it being understood that in the event Holder receives an amount in excess of its pro rata proportion relative to the other Notes, such Holder agrees to remit such excess to the holders of the other Notes in order to maintain a ratable and proportionate application of the payment or recovery in question). Subject to Section 2 and the foregoing provisions of this Section, all payments and amounts recovered in connection with any sale, lease or other dispositions of Collateral under the Security Agreement, will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. After all applications of such payments have been made as provided in this Section, then the remaining amount of such payments that are in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.
5.[NOT USED]
6.CONVERSION.
6.1Optional Conversion at the Election of the Holder. If this Note has not been previously converted in full and if the Company has not previously paid the entire Balance, then, at any time and from time to time on or after March 31, 2024 and prior to the Maturity Date, Holder may, at its sole discretion, by providing written notice to the Company (an “Optional Conversion Notice”) and without prejudice to the Holder’s right at such time, if applicable, to deliver a Qualified Financing Conversion Notice, elect to cancel all or any portion of the Balance then outstanding and convert all or such portion, as applicable, of such Balance into that number of shares of Conversion Stock obtained by dividing (a) the Balance to be converted as of the date immediately prior to the Actual Conversion Date, by (b) the Conversion Price, rounded down to the nearest whole number of shares. A conversion under this Section 6.1 shall be effective with respect to a Note as of the time of delivery by the Holder thereof of the Optional Conversion Notice under this Section 6.1.
6.2Mandatory Conversion. If this Note has not been previously converted in full and if the Company has not previously paid the entire Balance, but subject to the Holder’s rights under Sections 6.1 and 6.3, then upon the occurrence of a Mandatory Conversion Trigger Event, the entire Balance then outstanding shall automatically be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price, rounded down to the nearest whole number of shares. Such conversion shall be deemed to occur under this Section 6.2 as of the first Business Day following the occurrence of the Mandatory Conversion Trigger Event without regard to whether Holder has then delivered to the Company this Note (or the Lost Note documentation where applicable).
6.3Optional Conversion Following a Qualified Financing. If this Note has not been previously converted in full and if the Company has not previously paid the entire Balance, then, at any time commencing on or after the later of (i) a Qualified Financing occurring or (ii) March [__], 2024 and from time to time thereafter until the Maturity Date, Holder may, at its sole discretion, by providing written notice to the Company (a “Qualified Financing Conversion Notice”), and without prejudice to the Holder’s right at such time to deliver an Optional Conversion Notice, elect to cancel all or any portion of the Balance then outstanding and convert all or such portion, as applicable, of such Balance into that number of shares of Conversion Stock obtained by dividing (a) the Balance to be converted as of the date immediately prior to the Actual Conversion Date, by (b) the Conversion Price, rounded down to the nearest whole number of shares. A conversion under this Section 6.3 shall be effective with respect to a Note as of the time of delivery by the Holder thereof of a Qualified Financing Conversion Notice. The Conversion Stock so issued to the Holder shall be issued to the Holders on substantially the same terms as such securities are issued or sold to the investors in the Qualified Financing, including full pro rata participation in any warrants, rights or other “equity kickers” (and, if such investors receive different consideration or terms, on the terms most favorable to any such investor that are provided to any such investor), excluding (x) any rights related to particular commercial agreements or arrangements with any of the Investors in the Qualified Financing (but only to the extent that such rights are on arms-length fair market value terms) and (y) board of directors designation rights granted to any of the investors in the Qualified Financing (but only to the extent that the board designation rights provided for in the Side Letter continue to apply after such transaction, subject to the terms of the Side Letter).
6.4Termination of Rights. Except for the right to obtain certificates representing the Conversion Stock under Section 7, all rights with respect to this Note shall terminate upon the conversion in full of this Note as provided in Section 6, whichever is applicable, or repayment of the Balance of this Note.

Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion in full of this Note.
6.5Limits on Conversion.
(a)Notwithstanding anything herein to the contrary, unless and until the Parent obtains Nasdaq Stockholder Approval, upon conversion of the Notes the number of shares of Common Stock deliverable upon conversion of all Notes in the aggregate will be subject to, and shall not exceed, the Share Cap. In the event of a proposed conversion of this Note and the other Notes issued pursuant to the Purchase Agreement, the Share Cap shall be applied on a pro rata basis among the shares of Common Stock that would otherwise be issued in the proposed conversions at such time.
(b)If a proposed conversion of this Note cannot be completed as a result of the application of the Share Cap, then (i) the Parent shall issue and deliver the maximum number of shares of Conversion Stock upon such proposed conversion as is permitted under Section 6.5(a) and (ii) as to any additional shares of Conversion Stock that are not issued and delivered as provided in clause (i) above (such shares, the “Excess Shares”), the Company shall on or before the business day immediately following the date of the applicable Conversion Notice provide the Holder with a certificate of the Company’s Chief Financial Officer setting forth a reasonably detailed calculation of the Share Cap and the Excess Shares and the Holder shall have the right to elect, in its sole discretion, either (x) to rescind the conversion with respect to (and only with respect to) the portion of the Balance of the Note that relates to the Excess Shares, in which case the Note shall remain outstanding with respect to such portion of the Balance of the Note (a “Recission Election”) or (y) for the Company to pay to the Holder an amount equal to the product of (A) the number of Excess Shares, multiplied by (B) the simple average of the daily volume weighted average price of the Common Stock for the 20 consecutive trading days ending on and including the trading day immediately preceding the applicable conversion date, with such payment to be made by the Company on the applicable conversion date in cash by wire transfer of immediately available funds to a bank account designated by the Holder in writing. Notwithstanding the foregoing, upon any conversion pursuant to Section 6.2 the Holder shall not be entitled to make a Recission Election if the Parent shall issue and deliver the maximum number of shares of Conversion Stock upon such conversion as is permitted under Section 6.5(a) and pay to the Holder in full in cash an amount equal to the product of (A) the number of Excess Shares, multiplied by (B) the simple average of the daily volume weighted average price of the Common Stock for the 20 consecutive trading days ending on and including the trading day immediately preceding the applicable conversion date on the applicable conversion date by wire transfer of immediately available funds to a bank account designated by the Holder in writing.
(c)Parent shall use its best efforts to, as promptly as practicable after the date hereof, and in any case no later than the Parent’s 2023 annual meeting of stockholders, cause to be held a meeting of the Parent’s stockholders and shall cause to be presented to the Parent’s stockholders for their approval at such meeting, and recommend the approval of, (i) an amendment to the Parent’s certificate of incorporation, increasing the number of authorized shares of Common Stock to an amount that is sufficient, in the Parent’s sole judgment, to issue shares of Common Stock pursuant to the terms of any then outstanding convertible or exchangeable securities or contractual obligations (other than the Notes), to settle the conversion of all then-outstanding Notes at the maximum Conversion Price (the “Authorized Share Amendment”), and (ii) the issuance of more than 19.99% of the Parent’s outstanding shares of Common Stock at an issue price below the “minimum price” in payment of interest and settlement of conversions of the Notes in accordance with Nasdaq Stock Market Rule 5635 (the “Nasdaq Stockholder Approval”). If stockholder approval of the Authorized Share Amendment and the Nasdaq Stockholder Approval are not received as provided in the immediately preceeding sentence, the Parent shall continue to use its best efforts to receive such approvals as promptly as practicable, including by calling and holding a meeting of stockholders at which the Parent seeks such stockholder approvals every six months thereafter until such stockholder approvals are received.
(d)Notwithstanding anything to the contrary in this Note, no “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be entitled to receive any Common Stock otherwise deliverable upon conversion of the Note to the extent that such receipt would cause such person or group to become, directly or indirectly, a “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of more than 40% of the Common Stock outstanding at such time (the “Beneficial Ownership Limitation”), and no conversion of the Note shall take place to the extent (but only to the extent) that such receipt (or conversion) would cause the Holder and its Affiliates to beneficially own shares in excess of the Beneficial Ownership Limitation. For the avoidance of doubt, no shares of Common Stock deliverable upon the conversion of the Notes shall be treated as beneficially owned by any person or group for purposes of this paragraph (d) prior to the actual issuance of such shares pursuant to the Notes. To the extent that the limitation contained in this paragraph (d) applies, the determination of whether this Note is convertible (in relation to other securities beneficially owned by the Holder) and of what Balance of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether all or any portion of this Note may be converted (in relation to other securities beneficially owned by the Holder) and which principal amount this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder shall be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph (d) and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this paragraph (d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Parent’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Parent, or (iii) a more recent written notice by the Parent or the Parent’s transfer agent to such Holder setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding and the Holder’s calculation of the number of shares of Common Stock to be issued upon conversion of the Notes. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company or Parent, including the Notes, by the Holder since the date as of which such number of outstanding shares of Common Stock was reported.
7.CERTIFICATES; NO FRACTIONAL SHARES. As soon as practicable after conversion of this Note pursuant to Section 6, the Company at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Parent’s Certificate of Incorporation and Bylaws and by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note (or Lost Note Documentation where applicable). No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by the same Holder which are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.
8.ADJUSTMENT PROVISIONS. So long as any of the Balance of this Note remains outstanding and the conversion right under Section 6 has not terminated, the number and character of shares of Conversion Stock issuable upon conversion of this Note upon an Actual Conversion Date and, to the extent applicable, the Conversion Price therefor, are each subject to adjustment upon each occurrence of an adjustment event described in Sections 8.1 through 8.4 occurring between the date this Note is issued and such Actual Conversion Date. After an adjustment is made, any subsequent event requiring an adjustment shall cause an adjustment to the terms of this Note as so adjusted by the prior adjustment.
8.1Adjustment for Stock Splits and Stock Dividends. The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Conversion Stock (and/or as applicable, without the payment of consideration to the Company therefor at any time before an Actual Conversion Date).
8.2Adjustment for Other Dividends and Distributions. If the Parent shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock that is payable in securities of the Parent or the Company (other than issuances with respect to which adjustment is made under Sections 8.1 or 8.3), or in assets (other than cash dividends paid on shares of Conversion Stock that is preferred stock) (each, a “Dividend Event”), that are permitted pursuant to the terms of the Purchase Agreement, and such dividend or other distribution is actually made, then, and in each such case, Holder, upon conversion of an Actual Conversion Amount at any time after such Dividend Event, shall receive, in addition to the Conversion Stock issuable upon such conversion of the Note, the securities, cash or other assets that would have been paid or issuable to Holder had Holder, immediately prior to such Dividend Event, converted such Actual Conversion Amount into Conversion Stock; provided that with respect to Conversion Stock that is not Common Stock, if a dividend or distribution is made or issued (or a record date therefor is fixed) with respect to the Common Stock, then such dividend or distribution shall be treated as having been made on the Conversion Stock with respect to the shares of Common Stock issuable upon the conversion of such Conversion Stock.
8.3Adjustment for Consolidation or Merger. If prior to the repayment or conversion of the entire Balance of this Note, the Parent or the Company shall consolidate with or merge with or into one or more other corporations or other entities, and pursuant to such consolidation or merger stock, other securities or other property is issued or paid to holders of Conversion Stock other than a Liquidation Event (each, a “Reorganization Event”), then, and in each such case, Holder, upon conversion of an Actual Conversion Amount after the consummation of such Reorganization Event, shall be entitled to receive (in lieu of the stock or other securities and property that Holder would have been entitled to receive under the terms of this Note upon such conversion but for such Reorganization Event), the stock or other securities or property that Holder would have been entitled to receive upon the consummation of such Reorganization Event if Holder had been the record holder of the Conversion Stock received upon conversion of this Note immediately prior to such Reorganization Event (or the record date therefor), all subject to further adjustment as provided in this Note, and the successor corporation or other successor entity in such Reorganization Event shall duly execute and deliver to Holder a supplement to this Note acknowledging such corporation’s or other entity’s obligations under this Note; and in each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Reorganization Event.
8.4Conversion of Stock. In each case not otherwise covered in Section 8.3 where prior to the repayment or conversion of the entire Balance of this Note (a) all the outstanding Conversion Stock is converted, pursuant to the terms of the Parent’s certificate of incorporation, into Common Stock or other securities or property, or (b) the Conversion Stock otherwise ceases to exist or to be authorized under the Parent’s certificate of incorporation (each a “Stock Event”), then Holder, upon conversion of an Actual Conversion Amount at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of this Note immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Holder had been the record holder of the Conversion Stock received upon conversion of this Note before giving effect to such Stock Event.
8.5Notice of Adjustments. The Company shall promptly give written notice of each adjustment of the Conversion Price or the number or type of shares of Conversion Stock or other securities or property issuable upon conversion of this Note that is required under this Section 8. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.
8.6No Change Necessary. The form of this Note may, but need not, be changed because of any adjustment in the Conversion Price or in the number or type of shares of Conversion Stock issuable upon its conversion.
8.7Reservation of Stock. If the number of shares of Conversion Stock or other securities authorized and reserved for issuance upon conversion of this Note shall not be sufficient to effect the conversion of the Balance of this Note, then the Parent shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.

8.8Non-Circumvention. The Company and the Parent shall not, by amendment of the Parent’s organizational documents or through any reorganization, transfers of assets, consolidation, merger, dissolution, issuance or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, and will at all times use commercially reasonable efforts to assist in the carrying out of the provisions of this Note and in taking all such actions as may reasonably be requested by the Required Holders in order to protect the conversion privileges of the Holders consistent with the terms of this Note; provided however, that the Company and the Parent shall not be deemed to have avoided observance or performance of any of the terms of this Note, if the Parent shall amend, or if the holders of the Parent’s capital stock waive rights under, the Parent’s organizational documents, in a manner that does not (individually or when considered in the context of any other actions being taken in connection with such amendments or waivers) adversely affect the rights of the Holder hereunder in a manner different from the effect that such amendments or waivers have on the rights of other holders of the same series and class as the Conversion Stock; provided, further, that (x) no holder of the Parent’s capital stock shall have been provided with any payment, rights or other remuneration in consideration for any such amendment or waiver and (y) to the extent applicable, such amendment or waiver applies equitably and ratably to each class of capital stock of the Parent (including each series of Preferred Stock). Without limiting the generality of the foregoing, the Parent (a) shall not increase the par value of any shares of Conversion Stock above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Parent may validly and legally issue fully paid and non-assessable shares of Conversion Stock upon the conversion of this Note.
9.NO VOTING OR OTHER RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company or the Parent, unless and until (and only to the extent that) this Note is actually converted into shares of the Parent’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock, no provisions of this Note and no enumeration herein of the rights or privileges of Holder shall cause Holder to be a stockholder of the Company or the Parent for any purpose.
10.INTERCREDITOR AGREEMENT. The indebtedness evidenced by this Note is subject to the Intercreditor Agreement. Holder agrees to be bound by the terms of the Intercreditor Agreement.
11.REPRESENTATIONS AND WARRANTIES OF HOLDER.
In order to induce the Company to enter into the Financing Documents and issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement.
12.GENERAL PROVISIONS.
12.1Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.
12.2Transfer This Note may be assigned, conveyed or transferred (each a “Transfer”), in whole or in part, without the Company’s prior written consent to a Person that is not a Competitor. Prior to a Transfer, the Holder will use commercially reasonable, good faith efforts to provide the Company at least five (5) business days’ notice of an intended Transfer, including the identity of the proposed transferee, and will discuss with the Company the reasonable concerns of the Company concerning the proposed Transfer. Prior to consummation of a Transfer, the Holder will deliver a written notice from a Senior Officer of the Holder confirming that, to the knowledge of the Holder after reasonable inquiry, the Transferee is not a Competitor including reasonable supporting detail. The Company may not assign or delegate its obligations under this Note to any other party without the prior written consent of the Required Holders. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note and the other Financing Documents shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.
12.3Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

12.4Governing Law. UNLESS EXPRESSLY PROVIDED IN ANY FINANCING DOCUMENT, THIS NOTE, EXCEPT SECTIONS 2.2, 6, 7, 8, 9 AND ANY DEFINITIONS WHICH PERTAIN TO SUCH SECTIONS, THE OTHER FINANCING DOCUMENTS AND ALL CLAIMS (EXCEPT THOSE CLAIMS RELATING TO SECTIONS 2.2, 6, 7, 8, 9 OF THIS NOTE AND ANY DEFINITIONS WHICH PERTAIN TO SUCH SECTIONS OF THIS NOTE) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. SECTIONS 2.2, 6, 7, 8, 9 OF THIS NOTE AND ANY DEFINITIONS WHICH PERTAIN TO SUCH SECTIONS OF THIS NOTE AND ALL CLAIMS RELATING TO THOSE SECTIONS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.
12.5Consent to Forum.
(a)EACH OF PARENT AND THE COMPANY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY FINANCING DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OF PARENT AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. THE COMPANY AND EACH HOLDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN THE FINANCING DOCUMENTS. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
(b)Nothing herein shall limit the right of any Holder to bring proceedings against the Parent or the Company in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Note shall be deemed to preclude enforcement by any Holder of any judgment or order obtained in any forum or jurisdiction.
12.6Waivers by Company. To the fullest extent permitted by Applicable Law, each of the Parent and the Company waives (a) the right to trial by jury (which the Holders hereby also waive) in any proceeding or dispute of any kind relating in any way to any Financing Documents, Obligations or Collateral under this Note; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by any Holder on which the Company may in any way be liable, and hereby ratifies anything any Holder may do in this regard; (c) notice prior to taking possession or control of any Collateral under this Note; (d) any bond or security that might be required by a court prior to allowing any Holder to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Financing Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each of the Parent and the Company acknowledges that the foregoing waivers are a material inducement to the Holders to purchase this Note and that they are relying upon the foregoing in their dealings with the Parent and the Company. Each of the Parent and the Company has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Note may be filed as a written consent to a trial by the court.
12.7Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or “tif”), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Holders may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by any Holder, any electronic signature or delivery shall be promptly followed by a manually executed or paper document
12.8Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
12.9Notices. Unless otherwise provided herein, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person or via electronic mail (provided confirmation of receipt by the intended recipient is received); (b) one (1) Business Day after deposit with an express overnight courier for United States deliveries or sent via facsimile, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (c) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party in Section 8.7 of the Purchase Agreement, or at such other address as any party hereto may designate for itself to receive notices by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section.
12.10Amendments and Waivers. This Note and all other Notes issued under the Purchase Agreement may be amended and provisions may be waived by the Note holders and the Company as provided in Section 8.9 of the Purchase Agreement. Any amendment or waiver effected in accordance with Section 8.9 of the Purchase Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Parent and the Company.
12.11Tax Forms. Holder or its registered assigns agrees to deliver to the Company one duly executed and completed United States Internal Revenue Service Form W-8 or W-9 (or successor thereto) as appropriate. Such forms or documents shall be delivered upon (i) issuance of the Note, and (ii) reasonable written request of the Company.
12.12Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
12.13Amendment and Restatement. Effective as of March 31, 2023, this Note amends and restates in its entirety that certain Promissory Note, dated as of August 4, 2020, executed by the Company and payable to _______________ (as amended, amended and restated, supplemented or otherwise modified (including pursuant to the Binding Letter of Intent dated as of March 19, 2023, by and among the Company, CSI I Prodigy Holdco LP, CSI Prodigy Co-Investment LP, CSI PRTA Co-Investment LP and CSI GP I LLC), the “Existing Note”). Each of the parties hereto irrevocably and unconditionally agree that this Note shall not be deemed to evidence or result in a novation of the obligations under the Existing Note. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Note or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first written above.

THE COMPANY PROTERRA OPERATING COMPANY, INC
By: __________________________________________
Name: ________________________________________
Title: _________________________________________
AGREED AND ACKNOWLEDGED:
HOLDER [●]

By: _____________________________________
Name:___________________________________
Title: ___________________________________

THE PARENT

PROTERRA INC
By: _____________________________________
Name:___________________________________
Title: ___________________________________

[Signature Page to Amended and Restated Secured Convertible
Promissory Note of Proterra Inc]